Exhibit 99.1
San Juan Basin Royalty Trust
News Release
Compass Bank, Trustee
2525 Ridgmar Boulevard, Suite 100
Fort Worth, Texas 76116
San Juan Basin Royalty Trust
Declares Monthly Cash Distribution
     FORT WORTH, Texas, May 18, 2010 — Compass Bank, as Trustee of the San Juan Basin Royalty Trust (NYSE:SJT), today declared a monthly cash distribution to the holders of its units of beneficial interest of $9,440,732.96 or $0.202553 per unit, based principally upon production during the month of March 2010. The distribution includes $2,600,000 received from Burlington Resources Oil & Gas Company LP in a settlement of pending litigation. The distribution is payable June 14, 2010, to unit holders of record as of May 28, 2010.
     Gas production for the properties from which the royalty was carved (the “Underlying Properties”) totaled approximately 2,562,831 Mcf (2,851,414 MMBtu). Dividing revenues by production volume yielded an average gas price for March 2010 of $5.35 per Mcf ($4.81 per MMBtu) as compared to $5.83 per Mcf ($5.31 per MMBtu) for February 2010. The average gas price may vary from the posted index price for the San Juan Basin. The index price is a gross sales price, and the revenues used in the calculation of average gas prices are net of transportation, processing and gathering costs. Furthermore, the distribution to the Trust in any given month may include significant volume adjustments for sales in prior months that reflect pricing for those prior months. Capital costs for the month were $843,431. Lease operating expenses were $2,573,963 and taxes were $1,375,948.
     On April 29, 2010, the Trust entered into a settlement of litigation pending in New Mexico and Texas in consideration of the agreement of Burlington Resources Oil & Gas Company LP to pay $2,600,000 and release its claims for approximately $500,000 in attorneys’ fees.
     The New Mexico suit arose out of an arbitration award issued in November 2005 resolving certain compliance issues in favor of the Trust. Burlington filed suit in Texas seeking to recover its attorneys’ fees and alleging, among other things, that the arbitrator had ruled on a matter outside the scope of the arbitration. Burlington eventually paid the award as it related to four of the five issues decided in favor of the Trust, but continued to argue in the Texas litigation that $5,025,000 of the award was technically outside the scope of what the parties had agreed to submit to arbitration.
     In April 2008, the Trust filed suit in New Mexico seeking a judgment for the unpaid amount of that award. Following mediation conducted on April 8 and April 23, 2010, Burlington and the Trust entered into a settlement whereby Burlington agreed to pay the Trust $2,600,000 and release its claims for attorneys’ fees. Both the Trust’s suit pending in New Mexico and Burlington’s Texas litigation are to be dismissed.

Contact:	San Juan Basin Royalty Trust Compass Bank Lee Ann Anderson, Vice President & Senior Trust Officer Kaye Wilke, Investor Relations, toll-free: (866) 809-4553

	Fax:	(817) 735-0936
	Website:	www.sjbrt.com
	e-mail:	sjt@compassbank.com